Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp, Inc. Announces Board Chair Change;
Schierhorn to Succeed Beedle as Chairman of the Board

ANCHORAGE, Alaska - October 27, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) today announced that its Board of Directors continues to implement its leadership succession plan. Joe Beedle is retiring from his position as Chairman of the Board of Northrim Bank (“Bank”) and Northrim BanCorp, Inc. (“Company”) effective January 2, 2018, and he will be succeeded by Joe Schierhorn as Chairman of the Board of the Bank and the Company.

"We have built a team of experienced professionals over the years and continue to invest in our people to ensure the long-term success of our business," said Beedle."It has been a privilege to serve with the engaged and loyal people on the entire Northrim team. I am retiring with the confidence that Northrim will continue to be a vibrant and growing part of our community."

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

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Note Transmitted on GlobeNewswire on October 27, 2017, at 1:00 pm Alaska Standard Time.